                                                                     Exhibit 8.3

                    THE ANALYTIC OPTIONED EQUITY FUND, INC.
                      700 South Flower Street, Suite 2400
                            Los Angeles, CA  90017


                                              February 26, 1998


Marie Nastasi Arlt
Analytic-TSA Global Asset Management, Inc.
700 South Flower Street, Suite 2400
Los Angeles, CA  90017

Dear Marie:

     This will confirm our understanding regarding the delegation of certain matters to you with respect to the maintenance by The Analytic Optioned Equity Fund, Inc. (the "Fund") of certain assets in foreign countries, pursuant to Rule 17f-5 under the Investment Company Act of 1940, as amended.

     In accordance with Rule 17f-5, we have executed an Amendment to our Global Custody Agreement dated February 26, 1998 (the "Custody Agreement") with The Chase Manhattan Bank, the custodian for certain assets of the Fund (the "Custodian"), pursuant to which we have delegated to the Custodian certain matters relating to maintenance of assets of the Fund in foreign countries with certain sub-custodians and depositories. However, the Custody Agreement does not delegate to the Custodian responsibility for evaluation of systemic risks with respect to each of the foreign countries in which assets of the Fund are maintained ("Country Risks"), including without limitation the following: (a) the risks of maintaining assets of the Fund with Compulsory Securities Depositories (as defined in the Custody Agreement); (b) the risks of a foreign country's financial infrastructure; (c) a foreign country's prevailing custody and settlement practices; (d) risks of nationalization, expropriation, or other governmental actions; (e) regulation of the banking and securities industries;
(f) currency controls, restrictions, devaluation or fluctuation; and (g) market conditions which may affect the orderly execution of securities transactions or affect the value of the transactions.

     You have agreed, in connection with your duties as investment adviser to the Fund to accept the responsibility for evaluation such Country Risks on behalf of the Fund in accordance with Rule 17f-5. Such delegation is subject to the provisions of your Investment Management Agreement with us.

     Please sign this letter agreement below to evidence your acceptance of this delegation and return it to us in the self-addressed stamped envelope. If you have any questions or concerns, please do not hesitate to call Gary French, Mike DeFao or me.

                                              Sincerely,



                                              Robert R. Flaherty
                                              Assistant Treasurer


AGREED:


ANALYTIC-TSA GLOBAL
ASSET MANGEMENT, INC.



By:
   -------------------------
   Name:
   Title: